EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FEDERAL CIRCUIT RULES IN FAVOR OF NETWORK-1

Affirms Decision of the Patent Trial and Appeal Board Rejecting Challenges
to the Patentability of Network-1’s Remote Power Patent

New York, New York-August 10, 2015- Network-1 Technologies, Inc. (NYSE MKT: NTIP) announced today that the United States Court of Appeals for the Federal Circuit affirmed the Final Written Decision of the Patent Trial and Appeal Board (PTAB) of the U.S. Patent and Trademark Office (USPTO) in favor of Network-1 rejecting a challenge to Network-1’s Remote Power Patent by Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co.

Avaya Inc., Dell Inc., Sony Corporation of America and Hewlett Packard Co. were petitioners in three Inter Partes Review proceedings (which were joined together) before the PTAB involving Network-1’s Remote Power Patent. The Petitioners in the IPR proceeding sought to invalidate certain claims of the Remote Power.  On May 22, 2014, the PTAB issued its Final Written Decision in Network-1’s favor rejecting a challenge to the patentability of Network-1’s Remote Power Patent.

In September 2011, Network-1 initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Network-1 reached settlement and license agreements with eight of the original defendants.  The remaining eight defendants in the lawsuit are Alcatel-Lucent USA, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., Hewlett-Packard Company, Juniper Networks, Inc., Polycom Inc., and Sony Electronics, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.

The Remote Power Patent covers the remote delivery of power over Ethernet networks and has generated licensing revenue in excess of $76 million from May 2007 through March 31, 2015.  Network-1 currently has nineteen (19) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Extreme Networks, Inc., Netgear Inc., Microsemi Corporation, Motorola Solutions, Inc., NEC Corporation, Samsung Electronics Co., Ltd. and several other data networking vendors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015  filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770